Exhibit 21
Subsidiaries of The Medicines Company

Name of Subsidiary	Jurisdiction of Incorporation or Organization
Circomed, LLC	Delaware
Incline Therapeutics, Inc.	Delaware
MDCO Holdings C.V.	Netherlands
MEDCO Brasil Participações Ltda.	Brazil
Medicines Company (India) Private Limited	India
Targanta Therapeutics Corporation	Delaware
Targanta Therapeutics Inc.	Canada
The Medicines Company do Brasil Comercio de Medicamentos e Produtos Medicos Ltda.	Brazil
The Medicines Company France SAS	France
The Medicines Company Holdings, Inc.	Delaware
The Medicines Company (Australia) Pty Limited	Australia
The Medicines Company (Austria) GmbH	Austria
The Medicines Company (Belgium) SPRL/BVBA	Belgium
The Medicines Company (Denmark) ApS	Denmark
The Medicines Company (Deutschland) GmbH	Germany
The Medicines Company (Finland) Oy	Finland
The Medicines Company (Hong Kong) Limited	Hong Kong
The Medicines Company (Italy) S.r.l.	Italy
The Medicines Company (Leipzig) GmbH	Germany
The Medicines Company (Netherlands) BV	Netherlands
The Medicines Company (New Zealand) Limited	New Zealand
The Medicines Company (NL) B.V.	Netherlands
The Medicines Company (Norway) AS	Norway
The Medicines Company (Poland) Sp.z.o.o.	Poland
The Medicines Company (Schweiz) GmbH	Switzerland
The Medicines Company (Spain) S.L.	Spain
The Medicines Company (Sweden) AB	Sweden
The Medicines Company UK Limited	England and Wales
The Medicines Company Ventures, Inc.	Delaware
Vita Solutions, Inc.	Delaware